EXHIBIT 99
DEARBORN BANCORP REPORTS THIRD QUARTER EARNINGS
     DEARBORN, Michigan, October 17, 2006...Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today reported third quarter earnings of $1,565,000, a decrease of $514,000 or 25% compared to the third quarter of 2005. Fully diluted earnings of $0.26 per share were down 26% from $0.35 per share for the prior year third quarter after adjusting for stock dividends. For the nine months year-to-date, earnings rose $311,000 or 6% when compared to the same period last year. Fully diluted earnings of $0.93 per share for the 2006 nine month period were up 6% from $0.88 per share for the prior-year period after adjusting for stock dividends. The decrease in earnings for the quarter was primarily due to increases in the provision for loan losses and non-interest expense and a decrease in net interest income. The increase in the nine-month period is primarily due to the improvement in net interest income and the recognition of an other than temporary impairment of securities during the second quarter of 2005.
     Net interest income decreased $207,000 or 3% from the third quarter of 2005 to $6,846,000 for the third quarter of 2006. The net interest margin for the third quarter of 2006 was 3.65%, a decrease from 4.20% for the same period in 2005. The decrease in the third quarter was caused primarily by the increased cost of deposits.
     Non-interest income totaled $297,000 for the third quarter of 2006, a decrease of $8,000 or 3% compared to the same period last year. The decrease during the period was primarily attributed to the decrease in the gain on sale of loans during the period that was the result of decreased volume in residential lending activity during 2006.
     Non-interest expense for the third quarter of 2006 increased $340,000 or 9% over the same period last year to $4,301,000, supporting our strong balance sheet growth. Salaries and benefits increased $280,000 or 12% when compared to the same period last year, as the number of full-time employees grew from 147 to 156 over the last twelve months. The efficiency ratio for the third quarter of 2006 was 60.2% compared to 53.8% for the third quarter of 2005. This increase was primarily due to the decrease in net interest income.
     At September 30, 2006, assets totaled $787,683,000, an increase of $87,286,000 or 12% over September 30, 2005. Loans grew $96,027,000 or 15% from September 30, 2005 to September 30, 2006 and were funded primarily by new deposits. Deposits were up $77,157,000 or 13% at September 30, 2006 compared to September 30, 2005, with much of the growth occurring through the introduction and promotion of an interest checking product in February 2006.
     Michael J. Ross, President and Chief Executive Officer, issued his organization’s earning report and commented, “We anticipate that loan growth will continue in the foreseeable future and that funding for our balance sheet growth and liquidity needs will continue to come from a variety of sources including retail deposits, public funds, brokered deposits, and FHLB advances.”
     Ross went on, “We believe that asset quality remains strong. The ratio of non-performing loans to total loans at September 30, 2006 was 0.65% compared to 0.16% at September 30, 2005, with allowance for loan losses coverage of non-performing loans at 158.94% at September 30, 2006 compared to 671.67% at September 30, 2005. The increase in non-performing loans during the nine months ended September 30, 2006 is primarily due to an increase of loans in non-accrual status. Net recoveries for the nine months ended September 30, 2006 were $25,000, compared to net charge-offs of $118,000 for the same period last year. The provision for loan losses during the third quarter of 2006 was $470,000, compared to $248,000 for the third quarter of 2005. The allowance for loan losses was 1.03% of total loans at September 30, 2006. The allowance for loan losses was based upon management’s assessment of relevant factors, including loan growth, types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current economic conditions. We consider the allowance for loan losses to be adequate; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses.”

     “We are very excited about our recently announced expansion into Michigan’s affluent Oakland County market through the planned acquisition of Fidelity Financial Corporation of Michigan, and it’s banking subsidiary, Fidelity Bank,” added Ross. “Their business model, strong management team and relationship-driven culture are a perfect fit to our banking approach, and the acquisition furthers our selective growth strategy.”
     On September 14, 2006, the Company announced that it had agreed to acquire Fidelity Financial Corporation of Michigan, which had assets of $251 million at June 30, 2006, and operates a single bank subsidiary, Fidelity Bank, with seven offices in Bloomfield Township, Birmingham, Bingham Farms and Southfield, Michigan, in a transaction that is expected to close in January 2007.
     On September 22, 2006, the Company announced that it had filed a registration statement with the Securities and Exchange Commission in connection with a proposed public offering of 2,700,000 shares of common stock. Net proceeds from the offering will be used for the recently announced acquisition of Fidelity Financial Corporation of Michigan.
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.
The summary of selected consolidated financial data as of and for the three months and the nine months ended September 30, 2006 and 2005, is attached to this release.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

	Three months ended		Nine months ended
	September 30		September 30
(In thousands, except share and per share data)	2006	2005	2006	2005
Condensed Statement of Income:
Interest income	$13,870	$11,334	$39,176	$31,864
Interest expense	7,024	4,281	18,518	11,566

Net interest income	6,846	7,053	20,658	20,298
Provision for loan losses	470	248	782	991

Net interest income after provision	6,376	6,805	19,876	19,307
Non-interest income	297	305	737	412
Non-interest expense	4,301	3,961	12,177	11,758

Income before taxes	2,372	3,149	8,436	7,961
Income tax provision	807	1,070	2,869	2,705

Net income	$1,565	$2,079	$5,567	$5,256

Share Data:
Weighted avg no. of shares outstanding — basic	5,645,102	5,633,994	5,681,843	5,599,836
Weighted avg no. of shares outstanding — diluted	5,941,324	5,988,593	5,978,345	5,975,606
Period end shares outstanding			5,617,565	5,663,329

Per Common Share Data:
Net income, basic	$0.28	$0.37	$0.98	$0.94
Net income, diluted	$0.26	$0.35	$0.93	$0.88
Closing Stock Price			$23.78	$24.48
Book Value			$15.53	$14.39

Selected Financial Ratios
Return on average stockholders’ equity	7.15%	10.30%	8.53%	8.95%
Return on average total assets	0.81%	1.19%	0.99%	1.02%
Average equity to average total assets	11.30%	11.58%	11.62%	11.40%

	Sep. 30	Dec. 31	Sep. 30
	2006	2005	2005
Condensed Balance Sheet:
Assets
Cash and equivalents	$18,120	$9,455	$16,681
Mortgage loans held for sale	1,096	1,041	2,697
Investment securities, available for sale	7,127	18,446	15,430
Loans	741,030	657,037	645,003
Allowance for loan losses	(7,615)	(6,808)	(6,757)
Premises and equipment	14,173	13,792	14,101
Goodwill and intangible assets	7,576	7,764	7,841
Other assets	6,176	5,770	5,401

Total assets	$787,683	$706,497	$700,397

Liabilities and stockholders’ equity
Deposits	$651,111	$582,438	$573,954
Federal Home Loan Bank advances	25,561	25,588	25,588
Securities sold under agreements to repurchase	631	1,615	2,361
Federal funds purchased	10,200	—	4,500
Other liabilities	2,929	2,643	2,505
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	87,251	84,213	81,489

Total liabilities and stockholders’ equity	$787,683	$706,497	$700,397

Other Data:
Nonperforming loans to total loans	0.65%	0.18%	0.16%
Net charge-offs to year to date average loans	0.00%	0.02%	0.02%
Net interest margin for the quarter	3.65%	4.17%	4.20%
Net interest margin for the year	3.84%	4.14%	4.15%
Net interest spread for the quarter	2.94%	3.56%	3.65%
Net interest spread for the year	3.18%	3.62%	3.67%
Efficiency ratio for the quarter	60.21%	53.03%	53.83%
Allowance for loan losses to total loans	1.03%	1.04%	1.05%
Nonperforming assets to total assets	0.61%	0.26%	0.24%
Stockholders’ equity to total assets	11.08%	11.92%	11.63%
Total risk-based capital ratio	12.67%	13.29%	13.08%
Tier 1 risk-based capital ratio	11.68%	12.32%	12.11%
Leverage capital ratio	11.58%	12.12%	12.01%
Number of offices	12	12	12